Free Writing Prospectus

Dated May 13, 2013

Filed Pursuant to Rule 433

Registration Statement No. 333-137158

Pike Electric Corporation Announces Secondary Offering by Selling

Stockholder and Concurrent Stock Repurchase

MOUNT AIRY, N.C. – May 13, 2013 – Pike Electric Corporation (NYSE: PIKE) (“Pike”), one of the nation’s leading energy solutions providers, today announced an underwritten offering of 6,500,000 shares of its common stock (the “offering”) by an entity affiliated with Lindsay Goldberg LLC (the “selling stockholder”), pursuant to Pike’s shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). The underwriters of the offering will have an option to purchase up to 975,000 additional shares from the selling stockholder. The selling stockholder will receive all of the proceeds from the offering; no shares in the offering are being sold by Pike or any of its officers or directors.

In addition, Pike announced that it will enter into a separate agreement with the selling stockholder to repurchase $40 million of its common stock at a price per share equal to the price per share being paid by the underwriters to the selling stockholder in the offering. The repurchase agreement between Pike and the selling stockholder represents a private, non-underwritten transaction that was negotiated, reviewed and recommended by a special committee of Pike’s board of directors, composed entirely of independent directors. The shares repurchased will be cancelled by Pike. The closing of the concurrent stock repurchase is contingent on the closing of the offering and subject to a number of other conditions, and the stock repurchase is expected to close concurrently with the closing of the offering. The closing of the offering is not contingent on the closing of the concurrent stock repurchase.

J.P. Morgan and BofA Merrill Lynch are acting as Joint Bookrunning Managers for the offering. The offering of these securities will be made only by means of the prospectus, copies of which may be obtained from J.P. Morgan, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by telephone at +1 (866) 803-9204 or BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, New York 10038, or by e-mail at dg.prospectus_requests@baml.com. Before you invest, you should read the prospectus and other documents filed with the SEC for more complete information about Pike and the offering. You may also obtain these documents for free from the SEC’s EDGAR database available online at www.sec.gov.

The shares of common stock are being offered pursuant to an effective shelf registration statement, which Pike filed with the SEC on September 7, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Pike Electric Corporation

Pike Electric Corporation is a leading provider of energy solutions to over 300 investor-owned, municipal and co-operative utilities in the United States. Our comprehensive services include facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of electric and communication infrastructure. Our common stock is traded on the New York Stock Exchange under the symbol “PIKE.” For more information, visit us online at www.pike.com.

Forward-Looking Statements

This press release and other statements we make from time to time in the future may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to our plans, objectives and future estimates. The terms “should,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend” and “project” and similar words or expressions are intended to identify forward-looking statements. Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements. For a more detailed list of such risks, uncertainties and other factors, please refer to the Risk Factor section of our most recent Annual Report on Form 10-K and our other periodic filings with the SEC. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

Investor Relations Contact:

Frank Milano

(336) 719-4622

IR@pike.com

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